January 13,2017

United States Securities and Exchange Commission
Washington, D.C. 20549

Re:     Feel the World, Inc.

Ladies and Gentlemen:

This letter is being furnished to the United States Securities and Exchange Commission (the "SEC") in connection with the Regulation A offering (the "Offering") by Feel the World, Inc., a Delaware corporation (the "Company"), of up to 500,000 shares of its Class A Voting Common Stock (the "Class A Stock"), and of up to 250,000 shares of its Class B Non-Voting Common Stock (the "Class B Stock"), each share of which has a $0.0001 par value, and each share of which will be sold for $4.00 per share (collectively the "Securities") . Pursuant to the requirements of Form I-A of Regulation A under the Securities Act of 1933, as amended (the "1933 Act"), an opinion of the Company's counsel must be provided relating to the Securities being offered.

Our opinion is based upon and subject to qualifications, limitations and exceptions as set forth in this letter. In giving the opinion expressed below, we advise that our opinions are with respect to only federal law and the laws of the State of Delaware.

We have acted as outside counsel to the Company in connection with the Offering, and as such counsel, we have examined and have relied upon and reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate to render this opinion letter including:

(a)	the certificate of incorporation and bylaws, each as amended and/or restated to date, of the Company; and

(b)

the Form I-A Regulation A Offering Statement, including a draft of the Offering Circular, dated January 2017, the audited financial statements of the Company for the fiscal years ending on December 31,2014 and 2015, plus the unaudited balance sheet as of June 30, 2016 (the "Financial Statements"), and all material contracts required to be filed by Regulation A of the 1933 Act.

We have relied upon factual representations made by the Company, and examined originals or copies, certified or otherwise identified to our satisfaction, of all supplied corporate records and minutes of the Company, as well as certificates of officers of the Company.

In such examination we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the confonnity to original documents of all copies submitted to us and the due execution and delivery of all documents.

Opinion

Based upon and subject to the foregoing and the other qualifications and limitations stated in this letter, we are of the opinion that:

(1)	The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

(2)

The Company has corporate power and authority to own, lease and operate its properties and conduct its business as described in the Fonn I-A Regulation A Offering Statement, and to issue, sell and deliver the Securities covered by the Offering.

(3)

The Securities have been duly authorized for issuance and sale to prospective subscribers, and upon receipt by the Company of the consideration required by the Subscription Agreement, and acceptance of such subscription by the Company, will be legally issued, fully paid and non-assessable.

Our opinion is limited to the matters stated herein and no opinions are implied or may be inferred beyond the matters expressly stated.

Very truly yours,